Ex. (n)(1)

March 1, 2000

PW Juniper Crossover Fund, L.L.C.
PW Juniper Management, L.L.C.
1285 Avenue of the Americas
New York, NY 10019

Ladies and Gentlemen:

          You have requested our opinion as to whether PW Juniper Crossover Fund, L.L.C. (the “Fund”) will be treated as a partnership rather than an association or publicly traded partnership taxable as a corporation for Federal income tax purposes.

          The Fund is a limited liability company organized under the Delaware Limited Liability Company Act (the “Act”). Its manager is PW Juniper Management, L.L.C., a Delaware limited liability company (the “Manager”). The Fund is registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified, management investment company.

          For the purpose of rendering this opinion, we have examined the Fund’s Registration Statement and amendments thereto filed with the Securities and Exchange Commission (the “Registration Statement”), its Limited Liability Company Agreement (the “LLC Agreement”), and such other documents as we have deemed necessary or relevant for the purposes of this opinion. In rendering this opinion, we have assumed that the LLC Agreement is the document pursuant to which the Fund will operate, and that the Fund will be operated in accordance with the Registration Statement, the LLC Agreement and the Act. As to various questions of fact material to this opinion, where relevant facts were not independently established by us, we have relied upon certain representations made by the Manager. We also have examined such matters of law as we have deemed necessary or appropriate for the purposes of this opinion. We note that our opinion is based on our examination of such law, our review of the documents described above, the statements, representations and assumptions referred to above and below, the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations and published rulings thereunder, and the judicial interpretations thereof currently in effect. Any change in applicable law or any of the facts and circumstances described in the Registration Statement, or inaccuracy of any statements, representations or assumptions on which we have relied, may affect the continuing validity of our opinion.

          Regulations under Section 7701 of the Code provide, insofar as is relevant here, that an entity formed as a limited liability company under state law with at least two members will be treated as a partnership for Federal income tax purposes unless the entity elects to be classified as an association taxable as a corporation or the entity is classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. The Manager has represented that the Fund will not make an election to be classified as an association taxable as a corporation or take any other action inconsistent with its treatment as a partnership for Federal income tax purposes.

          Pursuant to Section 7704 of the Code, a publicly traded partnership is any partnership the interests in which are traded on an established securities market or which are readily tradable on a secondary market or the substantial equivalent thereof. Interests in the Fund will not be traded on an established securities market. Regulations under Section 7704 provide certain safe harbors under which interests in a partnership will not be considered readily tradable on a secondary market or the substantial equivalent thereof. The Fund will not be eligible for any of those safe harbors.

          The Regulations specifically provide, however, that the fact that a partnership does not qualify for the safe harbors is disregarded for purposes of determining whether interests in a partnership are readily tradable on a secondary market or the substantial equivalent thereof. Rather, in this event the partnership’s status is examined under a general facts and circumstances test set forth in the Regulations. We believe that, under this “facts and circumstances” test, and based upon the anticipated operations of the Fund as well as the legislative history to Section 7704 and the text of the Regulations, interests in the Fund will not be readily tradable on a secondary market or the substantial equivalent thereof.

          Based on the foregoing, we are of the opinion that the Fund will be treated as a partnership rather than an association or publicly traded partnership taxable as a corporation for Federal income tax purposes.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included in the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any Placement Agent or dealer in connection with the registration and qualification of the Fund or its interests under the securities laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, /s/ Stroock & Stroock & Lavan STROOCK & STROOCK & LAVAN LLP